Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

SAIA – Q2 2016 EARNINGS CONFERENCE CALL EVENT

DATE/TIME: July 29, 2016/10:00AM EST

CORPORATE PARTICIPANTS

Doug Col Saia, Inc. - Treasurer

Rick O’Dell Saia, Inc. - President and CEO

Fritz Holzgrefe Saia, Inc. - VP of Finance and CFO

ANALYSTS

David Ross – Stifel Nicolaus

Alex Vecchio – Morgan Stanley

Brad Delco – Stephens Inc.

Jason Seidl – Cowen Securities LLC

Todd Fowler – KeyBanc Capital Markets

Scott Group – Wolfe Research

Tyler Brown – Raymond James & Associates, Inc.

PRESENTATION

Operator

Good day, everyone, and welcome to the Saia, Incorporated Second Quarter 2016 Results Conference Call. Today’s conference is being recorded.  At this time, I would like to turn the conference over to Doug Col. Please go ahead, sir.

Doug Col

Thank you, April. Good morning. Welcome to Saia’s second quarter 2016 conference call. Hosting today’s call are Rick O’Dell, Saia’s President and Chief Executive Officer, and Fritz Holzgrefe, our Vice President, Finance, and Chief Financial Officer.

Before we begin, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

I would now like to turn the call over to Rick O’Dell.

Rick O’Dell

Well, good morning and thank you for joining us to discuss Saia’s results. This morning we announced our second quarter 2016 earnings, with diluted earnings per share of $0.52 compared to $0.75 in the second quarter of 2015. Financial results in the second quarter of this year are disappointing when compared to last year’s record second quarter earnings. The freight environment throughout the quarter was consistent with the lackluster activity we discussed on our first quarter conference call in April.

With that as the backdrop, I’m pleased with our performance from a service and quality standpoint as well as our productivity gains. Our strong effort in these areas helped to support our long-standing goal of improving our yield. We were able to increase our LTL yield for the 24th consecutive quarter, and our average contractual price increases were 5.4% for the quarter.

A few comparisons to the second quarter results this year versus last year’s second quarter are as follows. Our LTL yield increased 2%, and as I mentioned earlier, contractual renewals were up an average of 5.4%. LTL yield excluding fuel surcharges was up 5.2%. LTL shipments per workday were down 2.6%. Our LTL weight per shipment fell 1.7% to 1,121 pounds but was up fractionally from the first quarter. Dock productivity improved 2%, and the second quarter marked the third consecutive quarter of sequential improvement in spite of a soft volume environment.

Similarly, P&D productivity improved 1% and showed sequential improvement for the past two quarters. Our purchased transportation miles per day were down 34% in the second quarter as our focus on linehaul optimization yielded savings.

Now I’d like to ask Fritz to review our second quarter financial results in a little more detail.

Fritz Holzgrefe

Thanks, Rick, and good morning everyone. Second quarter total revenue of $312 million compares to $323 million in the second quarter last year, a decrease of 3.6%. The decrease resulted primarily from decreased tonnage and fuel surcharges, partially offset by yield management.

Operating income fell by 30.6% to $21.7 compared to $31.3 for the second quarter of 2015. Both periods included 64 workdays. As Rick mentioned, second quarter LTL yield rose 2%, reflecting the positive impact of our continuing pricing actions offset by lower fuel surcharge contribution. Fuel surcharge revenue was down 24% from last year’s second quarter.

I’d like to mention a few key expense items and how they impacted second quarter results in a year-over-year basis. Salaries, wages and benefits rose 3.2% or $55. – or sorry, excuse me, $5.5 million to $175.9 million in the second quarter, reflecting the impact of a 4% general wage increase last July as well as increased benefit costs, particularly in the area of self-insured health care costs which rose by 13% in the quarter.

Purchased transportation expense in the second quarter dropped by $5.9 million to $14.3 million and was 4.6% of revenue versus 6.2% of revenue last year. Similar to the first quarter results, this comparison benefited from increased utilization of internal assets, favorable truckload carrier rates, and lower fuel costs charged by carriers. Purchased transportation miles as a percentage of our total linehaul miles were 7.9% compared to 11.5% in the second quarter of 2015.

As a result of our continued investment in new equipment, we experienced favorable cost trends around fleet maintenance. Outside maintenance and parts expenses were down 22% in the second quarter. Fuel efficiency continues to benefit from having a younger fleet of tractors, and that measure improved by 1.6% to 6.87 mpg in the quarter.

Unfortunately, yield productivity and cost saving goals that were reached in the second quarter, were more than offset by accident expenses and our self-insured healthcare costs reflected in the salary, wages and benefits line I mentioned earlier. Volatility around accident expenses drove the $4.5 million year over year increase in claims and insurance expense. While our premium costs are up year over year, the large delta versus last year’s second quarter is primarily explained by an increase in frequency and severity in the current period and negative development on older claims.

Depreciation and amortization of $19.7 million compared to $16.6 million in the prior year quarter and reflects our continued investment in tractors, trailers and forklifts. Our effective tax rate was 35.2% for the second quarter of 2016, though we still expect full year tax rate will be 36.5%.

At June 30, 2016, total debt was $139.4 million, and net debt to total capital was 23.4%. This compares to total debt of $108 million and net debt to total capital of 20.7% at June 30, 2015. Net capital expenditures in the first half of 2016 were $136.2 million including equipment acquired with capital leases. This compares to $73.3 million of net capital expenditures in the first half of 2015. Full year 2016 net capital expenditures are forecast to be approximately $140 million.

Now, I’d like to turn the call back to Rick.

Rick O’Dell

Thanks, Fritz. To continue on the capital expenditure topic for a moment, I’m very pleased with the effect our younger fleet of tractors, trailers and forklifts is having on our results. The return is seen in the maintenance savings, increased reliability and in fuel savings. The newest tractors in our fleet averaged 7.5 miles per gallon in June, and this should get better as the tractors are broken in. We’ll continue to invest heavily in our business to maintain fleet age and terminal efficiency.

So to summarize on the first half of the year, I would say that while the environment remains challenging, we continue to have success with our core strategy of creating a value proposition in the marketplace that supports our desire to improve yield. In an inflationary cost environment, we believe it’s critical to execute on our efficiency efforts and stand firm on pricing to support the ultimate goal of improving margins, earnings and returns for shareholders.

With these comments, we’re now ready to answer your questions. Operator?

QUESTION-AND-ANSWER SESSION

Operator

Thank you. We’ll first hear from David Ross of Stifel.

David Ross

Yes. Good morning, gentlemen.

Rick O’Dell

Morning, David.

David Ross

Rick or Fritz, could you just, I guess ,first take us through the tonnage trends in the quarter? What you were seeing as we progressed through April, May, June, and where you are in July?

Fritz Holzgrefe

Sure. So April, May, June actual was minus 3.8% April, May was minus 4.9%, June was minus 4.4%. Full quarter was 4.3% down. Adjusting for Good Friday, that April number would have been minus 5.8%, full quarter minus 5%. Month to date during July or through July so far down 3.8% year over year.

David Ross

And then given the rig count appears to be bottoming or coming up a little bit off the bottom, do you see any signs of life in your Oil Field Services Energy business?

Rick O’Dell

Not much, to be honest with you.

David Ross

And then you talked about CapEx for the year being $140, but year to date it’s about $136. Does that mean that there’s not going to be a lot of new equipment coming onboard in the second half of the year? Can you talk a little bit more about why that is getting cut off so much?

Fritz Holzgrefe

Sure. I think as we look at our – as we entered the year with our plan, we took the revenue equipment primarily in the first six months of the year. So I don’t anticipate any, maybe one or two to balance, but nothing there. We’ve taken – made our opportunistic sort of real estate investments that we had planned. If something were to change between now and the end of the year, that might happen in the real estate area, but it’s just more about how we’ve executed against our operating plan so far this year. And it’s not a reflection of any change in our sort of business move.

David Ross

And if you look at use of cash, and I’m going to kind of come back to that CapEx, where do you see the biggest returns in investing your cash right now? Is it in the new trucks because of the maintenance and fuel economy savings? Is it in some kind of terminal capacity expansion? Is it in safety investments to help with insurance and claims? Technology to improve productivity? Buying back stock? Where do you see kind of the biggest bang for your buck in terms of investing the cash?

Fritz Holzgrefe

I mean the way we look at it; I mean I think there are opportunities. Rick pointed out in his notes and we’ve seen the returns on the investment of new equipment. The equipment that we bring on and invest in we typically are trying to buy the latest and most current safety technology. So that is – we see that as an – always an opportunity for capital return, a return on – reasonable return on capital.

I think you’ll see, as we have done in the last couple of years and I think you’ll see this going forward, is that we’ll invest in locations that are strategic. We like to own those. And as those opportunities come up we’ll advance that investment. And then we added a terminal this year in northern suburbs of Chicago that was a – we viewed that as a positive investment for us just to provide better service and a second terminal in the Chicago market.

So we tend to be focused on the technology areas, those are always opportunities for us to enhance our back office, so we make those investments. So I think broadly, we don’t see areas that are not attractive to invest around revenue, opportunistic real estate and technology. Those are all positives for us. And I think you’ll continue to see us going forward, doing – making those sorts of investments.

David Ross

So with the free cash flow expected in the back half of the year, I guess what’s your leverage ratio or kind of target, balance sheet comfort in terms of adding debt to the businesses? Is it you want to get it back below 20% net debt to capital first? Or could we see maybe a further reduction in average fleet age, just accelerate some 2017 purchases in the back half and maybe take that number up?

Fritz Holzgrefe

I think what you’ll see us do is to continue to kind of move along the strategy that we’ve had, which is continue to keep our financial flexibility, pay down debt, be in a position that we can make the real estate investments into 2017, equipment investments in 2017 that we feel drive value in the business. So I think that, that – we’ll continue to manage the balance sheet conservatively and be in a position that we can execute on those sorts of investment in 2017. And I think that the kind of the run rate numbers that you see this year, I mean I would expect to spend at least that next year.

David Ross

Excellent. Thank you very much.

Rick O’Dell

Hey, David, I would just comment further, the strategy we have of kind of taking the equipment early in the year really allows us to kind of flex our fleet size up through the seasonal peak period. And then we do our trade-outs kind of on the back end. So net-net it’s an effective deployment of capital because you’re not permanently upsizing your fleet for a peak, a seasonal peak. Hopefully we’ll see some more seasonal peaks, right.

David Ross

That’d be good.

Rick O’Dell

Yeah.

Operator

Next we’ll hear from Ravi Shanker of Morgan Stanley.

Alex Vecchio

Good morning. It’s actually Alex Vecchio here in for Ravi. Rick, so the last few years you’ve been getting some pretty solid contractual rate increases, well ahead of the broader industry. And I think that’s been largely a function of the fact that you believed a lot of your lanes were basically underpriced versus peers. Can you kind of help us think about what inning are we in, in that process? And how much more do you have left to go? Any type of quantification as to what percentage of your lanes do you still think are underpriced versus the market that still need to be addressed there?

Rick O’Dell

It’s probably 10%.

Alex Vecchio

You’re 10% of the way through? Or you’ve got 10% left?

Rick O’Dell

No, about 10% of our revenue still needs to be repriced.

Alex Vecchio

Okay. Gotcha.

Rick O’Dell

And the – obviously – you know the pace at which that can move is kind of you have to balance price and volume in a network business. And we’re very disciplined with it, but you have to be prudent with respect to that. So we continue to step that through and it’s kind of a perpetual thing, too. I mean you’re not – if you – if you’re growing business, outbound from the upper Midwest let’s just call it Chicago-land, and you’re business from your lower Midwest Texas is down because of the oil field for instance, then you’ve actually created a larger imbalance that you need to be compensated for because you’re running more empties. So there are kind of more than the normal amount of changes and lane imbalances that are kind of going on in today’s environment, but that’s always something that you have to deal with.

Alex Vecchio

Okay. That makes sense. And then you typically provide some color on how to think about the OR in the third quarter. Naturally, the insurance line was a bit higher than normal this quarter. How should we think about 3Q OR from a sequential basis?

Rick O’Dell

Yeah, well, 2Q to 3Q has been volatile, but it’s kind of averaged about a one point decline due to kind of seasonality plus our July 1 wage increase. So should we be able to achieve a more normal accident expense? I think a flattish-type OR from 2Q to 3Q would look reasonable at this point.

Alex Vecchio

Okay. Got it. All right. That’s all I had. Thanks for the time.

Rick O’Dell

Sure.

Operator

Next we’ll hear from Brad Delco of Stephens.

Brad Delco

Good morning, Rick. Good morning, Fritz and Doug.

Rick O’Dell

Good morning.

Fritz Holzgrefe

Good morning, Brad.

Brad Delco

Maybe going on that free cash flow question again, Rick, can you comment at all about what the M&A environment is like? Is there any interest in looking at expanding your geography through M&A, or is that sort of on the back burner given the kind of environment we’re in today?

Rick O’Dell

I think we would consider the right opportunity. I think we believe there’s value inside this current network, but we think that our customers would – and they come to us and ask us to kind of expand our network to accommodate some of their requirements. So we continue to evaluate that. And I would say probably the most likely scenario is maybe some combination of organic expansion and maybe some smaller tuck-in acquisitions.

Brad Delco

So that’s still possible in this type of environment?

Rick O’Dell

Yeah, I think so.

Brad Delco

And then kind of focusing on a similar yield question, I know there’s been so much focus on improving price. I feel like a while ago you kind of discussed the profitability dynamics between your 3PL, contractual and tariff customers. Is there any way you can provide just a high-level comparison of what that was say three or four years ago versus where it is today to kind of see how that pricing focus has changed that dynamic?

Rick O’Dell

Yeah I mean both of – I mean with some of our continuous efforts on this more detailed lane-based pricing, both the national accounts and 3PLs have improved pretty materially from where we were three years ago. And I guess I would say the other side of that is the small customers on average has probably deteriorated a little bit. It would be our most profitable segment, but the overall yields on that probably haven’t – you can’t maintain those kind of like you used to because of a variety of things in the market dynamics.

Brad Delco

Effectively you’d force them into the 3PL channel anyway, right?

Rick O’Dell

That’s what can happen if you keep trying to keep a lot of margin in there. It gets taken away, right?

Brad Delco

That’s right. And then what percentage of the freight is 3PL today versus maybe a year ago? Do you have that number?

Rick O’Dell

I mean the blanket 3PL which is just a basic resell of some rates that we provide has gone from a little over 10% to I think it’s up year-over-year about 5%. So it’s gone from 10% to 10.5%, and then the kind of customer-specific pricing that’s managed through a 3PL is about another 10% of our business, and that’s probably fairly consistent.

Brad Delco

Okay.

Rick O’Dell

So we’re in that neighborhood of 21%.

Brad Delco

And then Fritz, just a quick point of clarification; did you say that fuel surcharge revenue was down 24% year-over-year?

Fritz Holzgrefe

Yes.

Brad Delco

Okay. All right, guys. That’s it for me. Thank you for the time.

Rick O’Dell

Sure.

Operator

Next we’ll hear from Jason Seidl of Cowen.

Jason Seidl

Thank you, operator. Hey, guys. Good morning.

Rick O’Dell

Good morning, Jason.

Jason Seidl

Want to talk a little bit about the accident numbers in the quarter and when you think that might hit some actuarial adjustment. Should we be thinking maybe that it’s in 4Q if they adjust for you guys? In other words, could that increase some of your going-forward costs if there’s an adjustment?

Fritz Holzgrefe

Hey, Jason, could you repeat your question? I think you were breaking up a little bit and I didn’t quite get all the elements of it.

Jason Seidl

Sorry, guys. Can you hear me now better?

Fritz Holzgrefe

A little bit. You’re kind of breaking in and out, but let’s give it a shot.

Jason Seidl

Okay. I was asking if the accident costs in the quarter, because they were both severity and frequency increases, is going to impact any actuarial adjustment before the end of the year so that might increase your go-forward cost.

Fritz Holzgrefe

No. That is a – we – the process we go through for our BIPD expenses, we essentially review each and every claim and establish a reserve and any development basis, each claim. So it’s not an actuarial – the calculated number say like a workers’ comp number might be.

Jason Seidl

Okay.

Rick O’Dell

But I would say this, though, Jason; I mean I think we’re seeing and in – it’s an increasingly litigious society. And we keep seeing these lawsuits. They’ll drag out and come out of the woodwork from an accident that happened three years ago that would appear to have some minor injuries. And so a fairly large portion was from development of – unfavorable development of older cases, which is probably going to cause us to reserve at a higher rate in anticipation of that being kind of an ongoing challenge.

Fritz Holzgrefe

Yes.

Rick O’Dell

So what we would hope to – what we would, not hope to see, what we’ll probably see is kind of higher ongoing but hopefully less volatility by trying to do a better job of anticipating that.

Jason Seidl

Okay. Perfect. No, that’s good clarity. You also said that about 10% of the business is left to be repriced. And you said sort of you’re going to try to balance when that gets repriced base on I guess your need for volume and how the market is. But is it fair to say that over the course of the next year or so that that stuff will get repriced to market value?

Rick O’Dell

Yes. I think that’s true.

Jason Seidl

Okay. That’s fair enough. That’s all I have, guys. I appreciate it.

Rick O’Dell

What I’d tell you, sometimes we can see and get halfway there and come back at a later date you know what I’m saying?

Jason Seidl

Right, right. Okay.

Rick O’Dell

If I had a lane that needed 14, I might have to concede and take eight and say we’ll see you in 12 months, right?

Jason Seidl

Right. Some of the way there is better than none of the way there.

Rick O’Dell

Yeah. Right.

Jason Seidl

Exactly. All right, guys. I appreciate it.

Rick O’Dell

All right. Thanks.

Operator

Next we’ll hear from Todd Fowler of KeyBanc Capital Markets.

Todd Fowler

Great. Thanks. Good morning. Thanks for taking the question. I jumped on a little bit late, and I apologize if you talked about this, but just on the wage inflation side. Where do you think your core wage inflation is running? And is there any expectation for wage increases for the rest of the year in the second half at this point?

Fritz Holzgrefe

So Todd, this – yes. So typically our plan is or each year we give our wage increases in July. So we’re – we have that – we’ve executed on that this year, and that was roughly a 3% increase. That’s driven by market some categories of employees or locations, maybe drivers in certain markets might get a little bit higher, our admin folks are 2.5%. So we’re kind of – we’re very transparent with our employees in that process. So we kind of keep that on a schedule of 1st of July every year.

Todd Fowler

Got it. Okay. So, Fritz, in your expectation for the flat OR sequentially, that obviously has that incorporated in there? And that wouldn’t be anything that would vary from what you’ve seen historically?

Fritz Holzgrefe

Right. That’s part of the sequential costs that we’re challenged with, but we plan for that.

Todd Fowler

Got it. Okay. And then just how do we think about depreciation with the pull forward of the CapEx? I mean should depreciation step up a little bit more still into the third quarter just on the timing of when you put the rolling stock into service? But then it levels off in the fourth quarter and into 2017? Is that the right way to think about the run rate for depreciation?

Fritz Holzgrefe

Yeah it’s probably reasonable.

Todd Fowler

Okay, okay. And then just one last big picture question. Brad earlier was talking about or asking about the amount of freight that’s coming through the 3PL channel. A lot of the brokers that have been reporting over the last several quarters have really been increasing their volumes on the LTL side. Rick, maybe this is for you. I mean I know that you have a good relationship with the 3PLs, but can you talk a little bit about longer-term maybe how you see that playing out? And how that either helps or hurts your business relative to some of your competitors and the margins. It’s just a dynamic where it seems like the brokers really are focused on taking some share and just want to make sure we’re thinking about it the right way.

Rick O’Dell

Yeah I mean obviously there’s two segments of business. One is that customer-specific that they manage for the customer. I mean they’re taking some margin on that, right. So net-net we have to make sure that that margin doesn’t come out of us necessarily, but that’s a continued challenge. And then on some of their business obviously they’re rolling up small customers into a book of business and presenting it to us and causing us to kind of bid on it as if it were a national account. And net-net it doesn’t have as good a margin.

So it’s a challenge for us. We just have to be disciplined with respect to mining that data for business that works for us within our network. What we’re kind of doing is work with them from a partnership perspective to say – and they’re transparent in showing us their book of business and we’ve – we mine it in a very sophisticated manner to find the segments of that that work best for us in our network. And we’re increasingly doing that kind of more frequently. So instead of looking at their book of business one time per year we might look at it three times per year because their book of business kind of changes and other carriers adjust their price more frequently.

So it’s kind of becoming a – those are kind of the dynamics with which we work with them. And I don’t disagree that’s it’s probably – it probably will continue to be a dynamic from that perspective. And I think what that – what that really says to us, right, is we just – we have to have – all of our business has to pay its way for us to be able to get the kind of margins that we’ve targeted. And so your bigger accounts that may be fully allocated, used to operate at 102% or something when you need them at 92% if you want to operate in the 80%s, or at least 95%, right. You can’t rationalize handling an account at 98% or 100%.

So I mean that’s kind of how we’re working not only with them but with our other major national accounts to make sure that we’re being compensated for the service that we provide. Because I don’t have this big group of accumulated small customers that operate well that can carry the operating ratio to the types of levels we’ve targeted.

Todd Fowler

Rick, that was – actually that was very helpful. And I appreciate that. And that makes sense. And so basically maybe it’s if there’s some pressure or working more closely with the brokers at one level, it’s also addressing your other national accounts where you maybe have some opportunity on the margin side as well to kind of get the balance that you need from a return perspective.

Rick O’Dell

Absolutely.

Todd Fowler

Good. Okay. Thanks for the help this morning, and have a good weekend, guys.

Rick O’Dell

Thanks.

Operator

Next we’ll hear from Scott Group of Wolfe Research.

Scott Group

Hey, guys. Good morning. Just a few quick things. Can you share your revenue per 100 weight year-over-year in July month to date?

Rick O’Dell

It’s kind of up in the neighborhood of where we were for the quarter. It’s 5% kind of ex-fuel, 2%-ish with fuel.

Scott Group

Okay. And then given the pace of renewals, you think that that 5% ex-fuel is a sustainable number?

Rick O’Dell

Yeah I think so. I mean we – we didn’t – I don’t know if you remember but I think we reported last quarter we were at 5.3% on renewals, and that was down from 6%. So we had a little bit of a step down and then we were basically flattish, right, at 5.4% on contract renewals this quarter. The market appears to be remain pretty rational. And again, we’ve been pretty diligent in mining our data for the things that make sense for us. If you look at our tonnage trends are kind of in line with what most other people have reported. I do think that about 1% of our decline is probably due to the oil field based on some analysis that we’ve done; the oil field and surrounding geographies associated with that. So I think we’re – we’re holding our own I think both from a volume and I think probably leading from a pricing standpoint, as we continue to be dedicated to that.

Scott Group

Yes, makes sense. I had in my model one fewer operating day in third quarter. I don’t know if that’s right, but if it is, you’re factoring that in as you think about your comments on margins sequentially 2Q to 3Q?

Rick O’Dell

Correct.

Scott Group

Okay. Good.

Rick O’Dell

Usually a day would be about half an operating point. Probably not that much, maybe one-third, it’s about $1 million of profit per workday.

Scott Group

But you’re saying that even with that half point of OR you still think you can be flat sequentially?

Rick O’Dell

Yes.

Scott Group

Okay. Good. What’s a good tax rate to use going forward?

Fritz Holzgrefe

I’d continue to use the 36.5%.

Scott Group

Okay. And just lastly, kind of just big picture, so if you kind of take the margin, the guidance for 3Q, and it implies we’re getting back to year-over-year margin improvement, is the idea here that kind of we’ve weathered the storm? And assuming tonnage doesn’t get any worse from where it is, we’re going to be back to and improving margin environment going forward? Is that how you’re thinking about it?

Rick O’Dell

I think so. I mean if we can get to even a flattish to positive tonnages as we head into 2017, with our yield initiatives and executing pretty well on the cost side, I mean that would be our plan. We’re not – while it would be an improvement over last year, last year’s 3Q was disappointing. We obviously have some targets to improve our margins and aren’t looking to – it’s not a strategy to shrink the company. At the same time, like I said, we’re going to be disciplined. If someone has 108% OR, 100% OR and it’s in a head haul and generating empties coming back, I’m not going to do that because it doesn’t make sense, right?

Scott Group

Yes. Okay, makes sense. Thank you, guys.

Rick O’Dell

Sure.

Operator

Next we’ll hear from Tyler Brown of Raymond James.

Tyler Brown

Hey. Good morning, guys.

Rick O’Dell

Good morning.

Fritz Holzgrefe

Good morning.

Tyler Brown

Fritz, just a couple of quick housekeeping items here, but do you by chance have ending head count for Q2 and Q1, if you have it? Even just roughly? And then what was the facility count?

Fritz Holzgrefe

Okay. So facility count at the end of – was – 148.

Tyler Brown

Okay.

Fritz Holzgrefe

And head count numbers, I’ll see if I’ve got them handy. Can I get back to you on that one?

Tyler Brown

Sure.

Fritz Holzgrefe

I don’t have that one with me.

Tyler Brown

Sure. No problem. And then, Rick, you mentioned productivity on the dock and in the P&D network. Can you talk a little bit about the drivers there despite the tonnage? And two, were you able to improve load average as you internalized more?

Rick O’Dell

Yeah I mean our load average in our head haul lanes continues to improve, which is kind of what our focus has been. So we’re making some headway there. But actually our actual load average is actually down a little bit, just because weight per shipment is down. So we’ve been able to be consistent with the number of shipments on an average trailer. But because of the weight being down we’ve actually lost a little bit from a load average perspective.

Tyler Brown

Okay. You’re talking...

Rick O’Dell

And then from production, we’ve been very disciplined with some of our manpower planning and seeking out some efficiency efforts both on the dock as well as from a city perspective, which you just kind of obviously have to do that, I mean all the time, but particularly when you’re dealing with a challenging volume environment.

Tyler Brown

Yep, okay. Now that makes sense. You guys have had a pretty healthy CapEx spend over the last few years, including this one. But I’m just curious if you can talk about the age of the tractors, the trailers, even the forklift fleet? I mean at this point do you feel pretty good about the age? And can you maybe give us an update on where those are?

Fritz Holzgrefe

So I think we continue to push the – drive down that fleet age. Average age of a tractor is roughly – by the end of this year will be roughly around five years. And we pointed out earlier that we see continued nice returns on those sorts of investments around fuel economy and then around maintenance savings. The forklift, we’ve continued to invest in the forklift fleet, driving that average age down. I don’t have that age handy, but it’s a similar math, right. I mean your – the maintenance cost of maintaining a five or seven-year-old forklift is substantial. So that – those returns on that kind of investment are good, so we continue to push that average age down.

So we feel pretty good about it, but going forward to keep, maintain that sort of average age, maybe creep it a little bit lower, it’s going to require to have continued investment in that area.

Tyler Brown

Right. So as we – I think I heard you mention that 2017 CapEx might be flat year-on-year. So is this...

Fritz Holzgrefe

Similar yeah.

Tyler Brown

So is this kind of the right maintenance-type CapEx level?

Fritz Holzgrefe

Yes.

Tyler Brown

Or given the age is – okay. And then is 2017 a little more real estate focused or no? Is it more bent towards tractors and trailers?

Fritz Holzgrefe

It’s going to – there are going to be real estate, strategic real estate projects in there which we’re still kind of scoping. But yes, those will – I think that’s kind of an appropriate sort of spending at this stage.

Tyler Brown

Okay. That’s great. Thanks, guys.

Fritz Holzgrefe

So Tyler, while I – I did drag out the head count.

Tyler Brown

Okay.

Fritz Holzgrefe

So sequentially Q1 to Q2 was up 2%. And that’s pretty typical around sort of seasonal trend and so forth.

Tyler Brown

Okay. Great. Thanks.

Operator

And that does conclude today’s question-and-answer session. I would like to turn the conference back over to Mr. Col for any additional or closing comments.

Rick O’Dell

This is Rick. Thank you for joining us today. We appreciate your interest in Saia.

Operator

And that does conclude today’s conference. Thank you all for your participation. You may now disconnect.